                                                                       Exhibit 5
                                                                       ---------

H-4037                                                        September 13, 1994





Houston Industries Incorporated
5 Post Oak Park
4400 Post Oak Parkway
Houston, Texas  77027

Ladies and Gentlemen:

          As set forth in the Registration Statement on Form S-3 (the "Registration Statement") to be filed by Houston Industries Incorporated, a Texas corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), relating to 587,646 shares (the "Shares") of common stock, without par value, of the Company and 587,646 related rights (the "Rights") to purchase Series A Preference Stock, without par value, of the Company governed by a Rights Agreement dated as of July 11, 1990 (the "Rights Agreement") between the Company and Texas Commerce Bank National Association, as Rights Agent, owned by certain shareholders of the Company, certain legal matters in connection with the Shares and the Rights are being passed upon for you by us. At your request, this opinion is being furnished to you for filing as Exhibit 5 to the Registration Statement.

          In our capacity as your counsel in the connection referred to above, we have examined the Company's Restated Articles of Incorporation and Amended and Restated Bylaws, each as amended to date, and have examined the originals, or copies certified or otherwise identified, of corporate records of the Company, including minute books of the Company as furnished to us by the Company, certificates of public officials and of representatives of the Company, statutes and other instruments or documents, as a basis for the opinions hereinafter expressed. In giving such opinions, we have relied upon certificates of officers of the Company with respect to the accuracy of the material factual matters contained in such certificates. In making our examination, we have assumed that all signatures on documents examined by us are genuine, that all documents submitted to us as originals are authentic and that all documents submitted to us as certified or photostatic copies conform with the original copies of such documents.

          On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

          1. The Company is a corporation duly organized and validly existing in good standing under the laws of the State of Texas.

          2. The Shares have been duly authorized and validly issued, and are fully paid and nonassessable.

          3. The issuance of the Rights has been duly authorized by all necessary corporate action on the part of the Company and, upon issuance in accordance with the terms of the Rights Agreement, the Rights will be validly issued.

          The opinion set forth in paragraph 3 above is limited to the valid issuance of the Rights under the Texas Business Corporation Act. In this connection, we do not express any opinion herein on any other aspect of the Rights, the effect of any equitable principles or fiduciary considerations relating to the adoption of the Rights Agreement or the issuance of the Rights, the enforceability of any particular provisions of the Rights Agreement, or the provisions of the Rights Agreement which discriminate or create unequal voting power among shareholders.

          The opinions set forth above are limited in all respects to matters of Texas law as in effect on the date hereof.

                                    Very truly yours,


                                    BAKER & BOTTS, L.L.P.



MSS/TST